Exhibit 10.18

United Labor Bank, F.S.B.

Performance Driven Plan

UNITED LABOR BANK, F.S.B.

PERFORMANCE DRIVEN PLAN

THIS PERFORMANCE DRIVEN PLAN (this “Agreement”) is entered into this 15th day of December, 2009, by and between UNITED LABOR BANK, F.S.B., a savings association located in Oakland, California (the “Bank”), and STEVE SPECTOR (the “Participant”).

The purpose of this Agreement is to provide specified benefits to the Participant, a member of a select group of management or highly compensated employees or a member of the Board who contribute materially to the continued growth, development and future business success of the Bank. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1	“Beneficiary” means each designated person or entity, or the estate of the deceased Participant, entitled to any benefits upon the death of the Participant pursuant to Article 4.

1.2	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Participant completes, signs and returns to the Plan Administrator to designate one or more beneficiaries.

1.3	“Board” means the Board of Directors of the Bank as from time to time constituted.

1.4	“Change in Control” means a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as such change is defined in Code Section 409A.

1.5	“Code” means the Internal Revenue Code of 1986, as amended, and all regulations and guidance thereunder, including such regulations and guidance as may be promulgated after the Effective Date.

1.6	“Crediting Rate” means the rate of interest declared by the Bank from time to time for crediting interest to the Deferral Account as described in Section 2.1.2. Commencing on the date of the Agreement and continuing until changed by the Bank, in its sole discretion, the Crediting Rate shall be six percent (6%).

1.7	“Deferral Account” means the Bank’s accounting of the accumulated Grants, plus accrued interest.

United Labor Bank, F.S.B.

Performance Driven Plan

1.8	“Disability” means the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or directors of the Bank, provided that the definition of “disability” applied under such insurance program complies with the requirements of the preceding sentence. Upon the request of the Plan Administrator, the Participant must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

1.9	“Early Termination” means Separation from Service before Normal Retirement Age except when such Separation from Service occurs: (i) within twenty-four (24) months following a Change in Control; or (ii) due to death, Disability, or Termination for Cause.

1.10	“Effective Date” means October 1, 2009.

1.11	“Fees” means the total fees earned by the Participant during a Plan Year.

1.12	“Grant” means the amount, if any, credited by the Bank to the Deferral Account under Section 2.1.1 for a particular Plan Year. The Grant shall be determined by multiplying the Performance Targets Percentage by the Maximum Award Percentage for the Plan Year. The product of this equation shall be multiplied by the Fees for the Plan Year in which the determination period applies.

1.13	“Maximum Award Percentage” shall be ten percent (10%).

1.14	“Normal Retirement Age” means age seventy (70)

1.15	“Performance Targets Percentage” shall be a percentage determined by the Bank’s achievement of certain performance targets, attached hereto as Exhibit A. The Bank, in its sole discretion, may change these performance targets from one Plan Year to the next and shall notify the Participant in writing of these performance targets at or before the beginning of each Plan Year.

1.16	“Plan Administrator” means the Board or the committee or person the Board appoints.

1.17	“Plan Year” means each twelve (12) month period commencing on October 1 and ending on September 30 of each year. The initial Plan Year shall commence on the Effective Date and end on the following September 30.

United Labor Bank, F.S.B.

Performance Driven Plan

1.18	“Separation from Service” means termination of the Participant’s services for the Bank for reasons other than death. Whether a Separation from Service has occurred is determined in accordance with the requirements of Code Section 409A based on whether the facts and circumstances indicate that the Bank and Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Participant has been providing services to the Bank less than thirty-six (36) months).

1.19	“Specified Employee” means an employee who at the time of Separation from Service is a key employee of the Bank, if any stock of the Bank is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the twelve (12) month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.

1.20	“Return On Average Assets” or “(ROAA)” means the Bank’s after-tax net income at the end of the fiscal year, before payment of any common stock dividends and adjusted for extraordinary items, divided by the Bank’s average assets for the same fiscal year, as reported in the Bank’s general ledger and determined by the Bank’s independent auditors.

1.21	“Return On Average Equity” or “(ROAE)” means the Bank’s after-tax net income at the end of the fiscal year, before payment of any common stock dividend and adjusted for extraordinary items, divided by the Bank’s average equity for the same fiscal year, as reported in the Bank’s general ledger and determined by the Bank’s independent auditors.

1.22	“Termination for Cause” means a Separation from Service for:

(a)	Gross negligence or gross neglect of duties to the Bank;

(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Participant’s employment with the Bank; or

(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Participant’s employment and resulting in a material adverse effect on the Bank.

Article 2

Deferral Account

United Labor Bank, F.S.B.

Performance Driven Plan

2.1	Establishing and Crediting. The Bank shall establish a Deferral Account on its books for the Participant and shall credit to the Deferral Account the following amounts:

2.1.1	Contribution of Deferred Compensation. Within ninety (90) days following the completion of each Plan Year, the Bank shall make a Grant to the Deferral Account. Each Grant shall be credited to the Deferral Account as of the first day of the Plan Year following the Plan Year to which the Grant relates. There shall be no Grants after the year in which Separation from Service occurs.

2.1.2	Earnings. The Bank shall credit the Deferral Account with interest as follows:

(i)	On the last day of each month and immediately prior to the distribution of any benefits, but only until commencement of benefit distributions under this Agreement, interest shall be credited on the Deferral Account at an annual rate equal to the Crediting Rate, compounded monthly; and

(ii)	On the last day of each month during any applicable installment period, interest shall be credited on the unpaid Deferral Account balance at an annual rate equal to the Crediting Rate, compounded monthly. Prior to any event causing distributions hereunder, the Board, in its sole discretion, may change the rate used to calculate interest in this Section 2.1.2(ii).

2.2	Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement and is not a trust fund of any kind.

Article 3

Distributions During Lifetime

3.1	Normal Retirement Benefit. Upon Separation from Service after attaining Normal Retirement Age, the Bank shall distribute to the Participant the benefit described in this Section 3.1 in lieu of any other benefit under this Article.

3.1.1	Amount of Benefit. The benefit under this Section 3.1 is the Deferral Account balance at Separation from Service.

3.1.2	Distribution of Benefit. The Bank shall distribute the benefit to the Participant in one hundred twenty (120) equal monthly installments commencing on the first day of the month following Separation from Service.

3.2	Early Termination Benefit. If Early Termination occurs, the Bank shall distribute to the Participant the benefit described in this Section 3.2 in lieu of any other benefit under this Article.

3.2.1	Amount of Benefit. The benefit under this Section 3.2 is the vested Deferral Account balance as of the date of Separation from Service and determined based upon the vesting schedule set forth in Section 3.2.3.

3.2.2	Distribution of Benefit. The Bank shall distribute the benefit to the Participant in

United Labor Bank, F.S.B.

Performance Driven Plan

one hundred twenty (120) equal monthly installments commencing on the first day of the month following Separation from Service.

3.2.2	Vesting Schedule. The Participant vests in the Grants and related interest at a rate of twenty percent (20%) for each Plan Year completed after the Grant, such that after five (5) Plan Years from a particular Grant the Participant is one hundred percent (100%) vested in that Grant and related interest. For vesting purposes, the Participant shall be required to be employed by the Bank until the last day of the applicable Plan Year. Notwithstanding the forgoing, the Board, in its discretion, may accelerate vesting hereunder. Notwithstanding anything herein to the contrary, the Participant will be one hundred percent (100%) vested in all Grants upon attaining Normal Retirement Age prior to Separation from Service.

3.3	Disability Benefit. If the Participant experiences a Disability prior to Normal Retirement Age, the Bank shall distribute to the Participant the benefit described in this Section 3.3 in lieu of any other benefit under this Article.

3.3.1	Amount of Benefit. The benefit under this Section 3.3 is one hundred percent (100%) of the Deferral Account balance determined as of the date of Disability.

3.3.2	Distribution of Benefit. The Bank shall distribute the benefit to the Participant in a lump sum within thirty (30) days following Disability.

3.4	Change in Control Benefit. If a Change in Control occurs, followed within twenty-four (24) months by Separation from Service prior to Normal Retirement Age, the Bank shall distribute to the Participant the benefit described in this Section 3.4 in lieu of any other benefit under this Article.

3.4.1	Amount of Benefit. The benefit under this Section 3.4 is one hundred percent (100%) of the Deferral Account balance determined as of the date of Separation from Service.

3.4.2	Distribution of Benefit. The Bank shall distribute the benefit to the Participant in a lump sum within thirty (30) days following Separation from Service.

3.4.3	Parachute Payments. Notwithstanding any provision of this Agreement to the contrary, and to the extent allowed by Code Section 409A, if any benefit payment under this Section 3.4 would be treated as an “excess parachute payment” under Code Section 280G, the Bank shall reduce such benefit payment to the extent necessary to avoid treating such benefit payment as an excess parachute payment.

3.5

Restriction on Commencement of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Participant is a Specified Employee, the provisions of this Section 3.5 shall govern all distributions hereunder. If benefit distributions which would otherwise be made to the Participant due to Separation from Service are limited because the Participant is a Specified Employee, then such distributions shall not be

United Labor Bank, F.S.B.

Performance Driven Plan

made during the first six (6) months following Separation from Service. Rather, any distribution which would otherwise be paid to the Participant during such period shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following Separation from Service. All subsequent distributions shall be paid in the manner specified.

3.6	Distributions Upon Taxation of Amounts Deferred. If, pursuant to Code Section 409A, the Federal Insurance Contributions Act or other state, local or foreign tax, the Participant becomes subject to tax on the amounts deferred hereunder, then the Bank may make a limited distribution to the Participant in a manner that conforms to the requirements of Code Section 409A. Any such distribution will decrease the Deferral Account balance.

3.7	Change in Form or Timing of Distributions. For distribution of benefits under this Article 3, the Participant and the Bank may, subject to the terms of Section 9.1, amend this Agreement to delay the timing or change the form of distributions. Any such amendment:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A;

(b)	must, for benefits distributable under Sections 3.1, 3.2 and 3.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)	must take effect not less than twelve (12) months after the amendment is made.

Article 4

Distributions at Death

4.1	Death During Active Service. If the Participant dies prior to Separation from Service or Disability, the Bank shall distribute to the Beneficiary the benefit described in this Section 4.1. This benefit shall be distributed in lieu of the benefit under Article 3.

4.1.1	Amount of Benefit. If the Participant dies prior to January 1, 2010, the benefit under this Section 4.1 is the Deferral Account balance as of the date of the Participant’s death. Notwithstanding the foregoing, if the Participant dies after December 31, 2009, the benefit under this Section 4.1 is greater of:

(i)	the Deferral Account balance determined as of the date of the Participant’s death; or

(ii)	One Hundred Thirty Thousand One Hundred Eleven Dollars ($130,111).

4.1.2	Distribution of Benefit. The Bank shall distribute the benefit to the Beneficiary in a lump sum within thirty (30) days following the Participant’s death. The Beneficiary shall be required to provide to the Bank the Participant’s death certificate receipt.

United Labor Bank, F.S.B.

Performance Driven Plan

4.2	Death During Distribution of a Benefit. If the Participant dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Bank shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts they would have been distributed to the Participant had the Participant survived.

Article 5

Beneficiaries

5.1	In General. The Participant shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Participant. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other plan of the Bank in which the Participant participates.

5.2	Designation. The Participant shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. If the Participant names someone other than the Participant’s spouse as a Beneficiary, the Plan Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Plan Administrator, executed by the Participant’s spouse and returned to the Plan Administrator. The Participant’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Participant or if the Participant names a spouse as Beneficiary and the marriage is subsequently dissolved. The Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Plan Administrator prior to the Participant’s death.

5.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

5.4	No Beneficiary Designation. If the Participant dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Participant, then the Participant’s spouse shall be the designated Beneficiary. If the Participant has no surviving spouse, any benefit shall be paid to the personal representative of the Participant’s estate.

5.5

Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person

United Labor Bank, F.S.B.

Performance Driven Plan

having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Participant and the Beneficiary, as the case may be, and shall completely discharge any liability under this Agreement for such distribution amount.

Article 6

General Limitations

6.1	Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Participant’s employment with the Bank is terminated by the Bank or an applicable regulator due to a Termination for Cause.

6.2	Suicide or Misstatement. No benefit shall be distributed if the Participant commits suicide within two (2) years after the Effective Date, or if an insurance Bank which issued a life insurance policy covering the Participant and owned by the Bank denies coverage (i) for material misstatements of fact made by the Participant on an application for such life insurance, or (ii) for any other reason.

6.3	Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Participant is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

Article 7

Administration of Agreement

7.1	Plan Administrator Duties. The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with this Agreement to the extent the exercise of such discretion and authority does not conflict with Code Section 409A.

7.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as the Plan Administrator sees fit, including acting through a duly appointed representative, and may from time to time consult with counsel who may be counsel to the Bank.

7.3

Binding Effect of Decisions. Any decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest

United Labor Bank, F.S.B.

Performance Driven Plan

in this Agreement.

7.4	Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator.

7.5	Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the Participant’s death, Disability or Separation from Service, and such other pertinent information as the Plan Administrator may reasonably require.

7.6	Statement of Accounts. The Plan Administrator shall provide to the Participant, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

Article 8

Claims and Review Procedures

8.1	Claims Procedure. The Participant or Beneficiary (“claimant”) who has not received benefits under this Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

8.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

8.1.2	Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

8.1.3

Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

United Labor Bank, F.S.B.

Performance Driven Plan

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of this Agreement on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)	An explanation of this Agreement’s review procedures and the time limits applicable to such procedures; and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

8.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial as follows:

8.2.1	Initiation – Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

8.2.2	Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

8.2.3	Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

8.2.4	Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

8.2.5	Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. A notification of denial shall set forth:

United Labor Bank, F.S.B.

Performance Driven Plan

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of this Agreement on which the denial is based;

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 9

Amendments and Termination

9.1	Amendments. This Agreement may be amended only by a written agreement signed by the Bank and the Participant. However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative changes or tax law.

9.2	Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Bank and the Participant. The benefit shall be the vested Deferral Account balance as of the date this Agreement is terminated. Except as provided in Section 9.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 3 or Article 4.

9.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 9.2, if the Bank terminates this Agreement in the following circumstances:

(a)	Within thirty (30) days before or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of this Agreement and further provided that all the Bank’s arrangements which are substantially similar to this Agreement are terminated so the Participant and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of such termination;

(b)	Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under this Agreement are included in the Participant’s gross income in the latest of (i) the calendar year in which this Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)

Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Participant participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination

United Labor Bank, F.S.B.

Performance Driven Plan

distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Bank may distribute the vested Deferral Account balance, determined as of the date of the termination of this Agreement, to the Participant in a lump sum subject to the above terms.

Article 10

Miscellaneous

10.1	Binding Effect. This Agreement shall bind the Participant and the Bank and their beneficiaries, survivors, executors, administrators and transferees.

10.2	No Guarantee of Employment/Service. This Agreement is not a contract for employment or service. It does not give the Participant the right to remain as an employee or director of the Bank nor interfere with the Bank’s right to discharge the Participant. It does not require the Participant to remain an employee or director nor interfere with the Participant’s right to terminate employment/service at any time.

10.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

10.4	Tax Withholding and Reporting. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement. The Participant acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authorities. The Bank shall satisfy all applicable reporting requirements.

10.5	Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the State of California, except to the extent preempted by the laws of the United States of America.

10.6	Unfunded Arrangement. The Participant and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors. Any insurance on the Participant’s life or other informal funding asset is a general asset of the Bank to which the Participant and Beneficiary have no preferred or secured claim.

10.7

Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm or person unless such succeeding or continuing bank, firm or person agrees to assume and discharge the

United Labor Bank, F.S.B.

Performance Driven Plan

obligations of the Bank under this Agreement. Upon the occurrence of such an event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor entity.

10.8	Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Participant as to the subject matter hereof. No rights are granted to the Participant by virtue of this Agreement other than those specifically set forth herein.

10.9	Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

10.10	Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Bank or Plan Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative act does not violate Code Section 409A.

10.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any provision herein.

10.12	Validity. If any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.

10.13	Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the address below:

United Labor Bank, F.S.B.
100 Hegenberger, Suite 110
Oakland, CA 94621

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Participant under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Participant.

10.14

Deduction Limitation on Benefit Payments. If the Bank reasonably anticipates that the Bank’s deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Bank to ensure that the entire amount of any distribution from this Agreement is deductible, the Bank may delay payment of any amount that would

United Labor Bank, F.S.B.

Performance Driven Plan

otherwise be distributed under this Agreement. The delayed amounts shall be distributed to the Participant (or the Beneficiary in the event of the Participant’s death) at the earliest date the Bank reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

IN WITNESS WHEREOF, the Participant and a duly authorized representative of the Bank have signed this Agreement.

PARTICIPANT:	BANK:
UNITED LABOR BANK, F.S.B.

By:
Steve Spector	Title:

United Labor Bank, F.S.B

Performance Driven Plan

Grant of Deferred Compensation

Exhibit A

GRANT OF DEFERRED COMPENSATION

Pursuant to Section 2.1.1 of the Performance Driven Plan between the Bank and the Participant, the Bank hereby makes a Grant to the Participant’s Deferral Account in the amount of $        . The Bank makes this Grant effective as of             , 20    .

BANK:

UNITED LABOR BANK, F.S.B.

By:
Title:

Acknowledged:

PARTICIPANT:

Steve Spector

United Labor Bank, F.S.B

Performance Driven Plan

Performance Targets

Addendum A

Performance Targets Percentage

For

Plan Year Commencing October 1, 2009

ROAE Component of Award (75% of Total)		ROAA Component of Award (25% of Total)		Total Award Earned Percentage is...
If ROAE is …	% of Total Target Award Earned is …	If ROAA is …	% of Total Target Award Earned is …
1	2	3	4	% in 2 + % in 4
< 7.50%	0.00%	< 0.63%	0.00%
7.50%	37.50%	0.63% or greater	25.00%
8.00%	56.25%
8.93% or greater	75.00%

United Labor Bank, F.S.B

Performance Driven Plan

Beneficiary Designation

{ }	New Designation
{ }	Change in Designation

I, Steve Spector, designate the following as Beneficiary under the Plan:

Primary:
%

%

Contingent:
%

%

Notes:

•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.

•	To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

•	To name your estate as Beneficiary, please write “Estate of [your name]”.

•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death. I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or, if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Name:	Steve Spector

Signature:		Date:

SPOUSAL CONSENT (Required if someone other than the spouse is named Beneficiary and Plan Administrator requests):

I consent to the Beneficiary designation above, and acknowledge that if I am named Beneficiary and our marriage is subsequently dissolved, the designation will be automatically revoked.

Spouse Name:

Signature:	Date:

Received by the Plan Administrator this      day of         , 20

By:

Title: